INFORMATION DISPLAYED IN THE FOLLOWING ORDER:
Issuer Name
Cusip #
Trade Date
PI LLC Fund Name
List of Underwriters
Name of Affiliate
Underwriter(s) or Dealer(s) from Whom Purchased (Non-Affiliates)
Coupon (if Applicable)
Unit Price
Gross spread as a % of price (Underwriting spread per unit divided by unit price - a calculated field) cell O/N
Par Value or # of shares purchased
Dollar Value of Offering Purchased by Fund (a calculated field) cell U*N/100 ##



Mongodb Inc.
60937P106
10/19/2017
PSF SP Goldman Sachs Small Cap Portfolio
Allen & Company LLD Barclays Capital Inc.
     Canaccord Genuity Inc. (GS) Goldman, Sachs & Co. LLC
     JMP Securities LLC Morgan Stanley & Co. LLC
     Stifel, Nicolaus & Company
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC
N/A
$24.000
7.0000%
440.00
$10,560



National Vision Holdings Inc.
63845R107
10/26/2017
PSF SP Goldman Sachs Small Cap Portfolio  Citigroup Global Markets
     Inc. (GS) Goldman, Sachs & Co. LLC Guggenheim Securities, LLC
     Jeffries LLC   KKR Capital Markets Holding LP   Macquarie
     Capital (USA) Inc.   Merrill Lynch, Pierce, Fenner & Smith
     Incorporated   Mizuho Securities USA LLC  Morgan Stanley & Co.
      LLC   UBS Securities LLC   Wells Fargo Securities, LLC
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
N/A
$22.000
6.0000%
1,768.00
$38,896